Exhibit 10

April 14, 2021

CONFIDENTIAL

40 North Management LLC
9 West 57th Street, 47th Floor
New York, NY 10019
Attention: David S. Winter and David J. Millstone

Ladies and Gentlemen:

Reference is made to the letter agreement dated February 1, 2021 (the “NDA”) by and among 40 North Management LLC (“40 North”) and the entities listed following the signature of 40 North on the signature pages thereof (including 40 North and, collectively and individually, the “40 North Group” or “you”) and W. R. Grace & Co. (the “Company,” and collectively with you, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the NDA.

Pursuant to Section 19 of the NDA, the Parties hereby desire and agree to amend Section 11 of the NDA, and Section 11 of the NDA is hereby amended, by replacing the words “on or before the date (the “Window Closing Date”) that is the fifteenth (15th) day following the expiration or termination of the standstill provisions set forth in Section 10” with “on or before April 26, 2021 (the “Window Closing Date”)”.

The Company further agrees that the Board of Directors of the Company (the “Board”), and each applicable committee of the Board, shall take all necessary action to give full force and effect to this amendment.

In furtherance of the foregoing, each Party agrees that, prior to the Window Closing Date, it will not, and will not knowingly encourage other persons to, and will direct its Representatives not to, directly or indirectly, in any manner, make or cause to be made, any public statement regarding the other Party or the ongoing discussions between the Parties, except with the prior written consent of the other Party. Notwithstanding the foregoing, the Parties hereby agree that (a) the Parties will issue a joint press release announcing the entry into this amendment in a form attached hereto and (b) the 40 North Group will file a Schedule 13D amendment and the Company will file a Current Report on Form 8-K, both in a form mutually agreed between the Parties, disclosing this amendment.

Sections 21, 22, 26 and 28 of the NDA are incorporated by reference in this amendment, mutatis mutandis.

Except as otherwise expressly set forth herein, the NDA will remain unchanged and continue in full force and effect. In the event of any conflict between the terms and conditions of the NDA and the terms and conditions of this amendment, the terms and conditions of this amendment will govern and control.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this amendment, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

W. R. GRACE & CO.

By:	/s/ Hudson La Force
Name:	Hudson La Force
Title:	President and Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

40 NORTH MANAGEMENT LLC

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal

40 NORTH GP III LLC

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal

40 NORTH LATITUDE MASTER FUND LTD.

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Director

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Director

40 NORTH LATITUDE FUND LP

By 40 North GP III LLC, its General Partner

By:	/s/ David S. Winter
	Name:	David S. Winter
	Title:	Principal

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Principal